UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2005 (November 16, 2005)
TREEHOUSE FOODS, INC.
(Exact Name of Registrant as Specified in Charter)
Commission File Number:      001-32504

Delaware	20-2311383

(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Two Westbrook Corporate Center Suite 1070 Westchester, IL 60154	60515

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:      (708) 483-1300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities
          On November 16, 2005, TreeHouse Foods, Inc. (NYSE: THS) (the “Company”) issued a press release announcing the intention of its Bay Valley Foods division to close its facilities in La Junta, Colorado by June 1, 2006. Also, on November 16, 2005, employees of the La Junta facilities were notified of the Company’s intentions.
          The closing of the La Junta facilities is the result of a reduction in the Company’s pickle business and a significant increase in overhead costs, making it necessary to consolidate the Company’s manufacturing network. Included in the estimated $13.7 million to $14.9 million fourth quarter pre-tax charge to operating income are cash expenditures of approximately $3.5 million. Included in the cash expenditures are estimated severance and benefit costs of $1.1 million, costs to remove, relocate and install manufacturing equipment at other Company facilities of $.5 million, costs to maintain and secure facilities prior to sale or other disposition of $.5 million, costs to terminate leases and contracts of $.4 million, and costs to transfer raw material and finished goods inventory to other Company facilities of $.3 million. The Company estimates that approximately $1.0 million of the cash expenditures will be incurred in 2006, $2.0 million will be incurred in 2007 with the remaining $.5 million incurred in 2007 and 2008.
          A copy of the Company’s press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits:

Exhibit	Exhibit
Number	Description
99.1	Press Release dated November 16, 2005, announcing the Company’s decision to close its La Junta facilities.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TreeHouse Foods, Inc.
Date: November 16, 2005	By:	/s/ Thomas E. O’Neill
Thomas E. O’Neill
General Counsel, Senior Vice President, Chief Administrative Officer and officer duly authorized to sign on behalf of the registrant

INDEX TO EXHIBITS

Exhibit	Exhibit
Number	Description

99.1	Press Release dated November 16, 2005, announcing the Company’s decision to close its La Junta facilities.